Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Genentech, Inc. 1991 Employee Stock Plan of our reports dated February 10, 2006 with respect to the consolidated financial statements and schedule of Genentech, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Genentech, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Genentech, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
May 4, 2006